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FOR RELEASE:      Immediately

CONTACT:          Victor J. Galan                Joseph R. Sandoval
                  Chairman and CEO               Executive Vice President & CFO
                  (787) 766-8301                 (787) 756-2801
                  Website:www.rgonline.com

                 R&G FINANCIAL REPORTS RECORD EARNINGS FOR THIRD
                QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

         San Juan, Puerto Rico, October 14, 2003 -- R&G Financial Corporation ("the Company") (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank and R&G Mortgage Corp, today reported record earnings for the third quarter and first nine months of 2003. For the first nine months of 2003, net income amounted to $94.9 million, compared to $69.2 million in 2002, an improvement of 37%. For the third quarter of 2003, net income amounted to $34.3 million compared to $25.0 million for the third quarter of 2002, an increase of 37%.
         For the nine months of 2003, consolidated earnings per diluted share were $2.43, compared to $1.81 for 2002, an increase of 34%; for the third quarter of 2003, consolidated earnings per diluted share were $0.89, compared to $0.63 per diluted share for the third quarter of 2002, an increase of 41%.

         The Company's return on equity during the third quarter of 2003 was 24.26%, while its return on assets was 1.82%. The efficiency ratio for the quarter was 49%.

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R&G Financial Corporation
Page 2


         For the third quarter of 2003, gain on the origination and sale of loans increased 24% to $30.2 million, while the Company's net interest income increased by 16% to $47.7 million. For the first nine months of 2003, gain on the origination and sale of loans increased 87% to $108.0 million, while the Company's net interest income increased by 23% to $134.5 million.

         Other fee income for the first nine months of 2003 was $20.9 million, representing a 68% increase over the comparative period in 2002. The increase reflects the added contributions made by the Company's insurance and broker-dealer subsidiaries.

         The increase in earnings during the third quarter of 2003 also reflects a significant decrease in servicing related impairment charges. Impairment charges of the Company's servicing asset were $32.1 million and $4.6 million (included in operating expenses) during the first nine months and third quarter of 2003, respectively, compared to $13.7 million and $10.7 million during the first nine months and third quarter of 2002, respectively. The lower charges during the quarter reflect lower mortgage prepayment rates as a result of recent increase in interest rates for mortgage loans. In spite of the increase in rates during the quarter, loan production remained strong. Total loan production during the third quarter of 2003 was $1.3 billion, a 69% increase over the same period in 2002; total loan production during the first nine months of 2003 was $3.4 billion, a 64% increase. Total loan production during the third quarter was the highest amount for any given quarter in the Company's history, surpassing the amount for the first and second quarters this year.

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R&G Financial Corporation
Page 3


         Total assets of R-G Crown Bank at the end of the third quarter were $1.1 billion; total banking assets were $7.0 billion.

         Commenting on the record results for the third quarter and first nine months of 2003, Mr. Victor J. Galan, Chairman of the Board and CEO of the Company indicated:

         "We are pleased to report these excellent results during the quarter ended September 30, 2003. During the quarter, the Company achieved an exceptional quarter of loan production, reaching $1.3 billion, the highest in the Company's history. A significant amount of these loans were added to the Company's loans portfolio, growing to about $3.8 billion as of the end of the third quarter, or a $1 billion increase since the beginning of the year. While a decrease in the volume of mortgage loan refinancings is expected in the future due to higher interest rates, the impact should not be substantial to the overall financial performance of the Company due to the continued strength in the Puerto Rico and Central Florida lending markets. Growth in the Company's banking and mortgage banking sectors should continue through the ongoing expansion in commercial and residential lending, which lead us to remain optimistic about our future performance."


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R&G Financial Corporation
Page 4


         R&G Financial currently in its 31st year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, R-G Crown Bank, the Company's federal savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., the second largest mortgage loan originator and servicer of mortgage loans in Puerto Rico, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R-G Crown's New York and North Carolina based mortgage banking subsidiary, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer. As of September 30, 2003 the Company, with total assets of $7.8 billion, operated 31 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 6 mortgage and 6 commercial lending offices in the United States, and 44 mortgage offices in Puerto Rico, including 24 facilities located with R-G Premier's branches.



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"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF
1995

         Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission.


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R&G Financial Corporation
Page 5

                                                                        At                  At                 At
                                                               September 30, 2003     Dec. 31, 2002     September 30, 2002
                                                               ------------------     -------------     ------------------
(Dollars in Thousands, except for per share data)

SELECTED BALANCE SHEET DATA  (Unaudited)

Total assets                                                        $ 7,835,001         $ 6,277,246         $ 6,170,465
Loans receivable, net                                                 3,754,039           2,759,689           2,625,828
Mortgage loans held for sale                                            240,535             258,738             225,008
Mortgage-backed and investment securities held for trading               37,034              74,757              73,939
Mortgage-backed and investment securities available for sale          3,175,791           2,556,913           2,620,790
Mortgage-backed and investment securities held to maturity               71,320              75,591              77,730
Servicing asset                                                         124,149             142,334             147,554
Cash and cash equivalents                                               176,778             197,643             183,171
Deposits                                                              3,431,976           2,802,324           2,814,350
Securities sold under agreements to repurchase                        2,112,382           1,489,758           1,509,276
Notes payable                                                           194,632             194,607             171,330
Other borrowings                                                      1,191,464             985,790             906,101
Stockholders' equity                                                    725,132             662,218             638,534
Common stockholders' equity                                             512,132             449,218             425,534
Total # of common shares outstanding                                 34,043,944          33,993,262          33,985,743
Common Stockholders' equity per share                               $     15.04         $     13.21         $     12.52
Servicing portfolio                                                  10,924,263          10,991,944          11,250,103
Book value of servicing portfolio                                          1.14%               1.29%               1.31%
Allowance for loan losses (ALL)                                          35,860              32,676              29,446
Non-performing loans (NPL's)                                             87,803              78,199              89,304
NPL's/Total loans                                                          2.21%               2.71%               3.25%
All/Total loans                                                            0.90%               1.13%               1.07%
All/Total Non-performing loans                                            40.84%              41.79%              32.97%

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R&G Financial Corporation
Page 6

                                                     FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS         THREE MONTHS
                                                            SEPTEMBER 30,                  ENDED SEPTEMBER 30,            ENDED
                                                            (UNAUDITED)                        (UNAUDITED)               JUNE 30,
                                                                                                                        (UNAUDITED)
                                                  -----------------------------     -----------------------------     ------------
                                                       2003             2002             2003             2002            2003
                                                  ------------     ------------     ------------     ------------     ------------
                                                                (Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA
REVENUES:
Net interest income                               $     47,743     $     41,310     $    134,533     $    109,364     $     44,569
Provision for loan losses                               (4,292)          (3,970)         (12,956)         (13,520)          (4,444)
Net interest income after provision
for loan losses                                         43,451           37,340          121,577           95,844           40,125
Loan administration and servicing fees                  12,587           11,193           38,989           30,817           13,104
Net gain on origination and sale of loans               30,167           24,380          107,970           57,841           44,883
Other                                                    7,943            4,539           20,890           12,471            7,226
    TOTAL REVENUES                                      94,148           77,452          289,426          196,976          105,338

OPERATING EXPENSES:
Employee compensation and benefits                      15,377           12,535           45,030           32,087           14,506
Office occupancy and equipment                           6,489            5,138           18,265           14,106            6,074
Other administrative and general                        26,638           27,712           99,887           61,681           42,706
   TOTAL EXPENSES                                       48,504           45,385          163,182          107,874           63,286

Income before income taxes                              45,644           32,067          126,244           89,099           42,052

Income taxes                                           (11,352)          (7,019)         (31,361)         (19,899)         (10,602)
Net income                                        $     34,292     $     25,048     $     94,883     $     69,200     $     31,450
Less:  Preferred stock dividends                        (3,971)          (3,971)         (11,913)         (10,984)          (3,971)
Net income available to common stockholders             30,321           21,077           82,970           58,216           27,479
Net income per common share - Basic               $       0.89     $       0.64     $       2.44     $       1.83     $       0.81
Net income per common share - Diluted             $       0.89     $       0.63     $       2.43     $       1.81     $       0.80
Average shares outstanding - Basic                  34,043,641       33,053,988       34,036,563       31,892,007       34,043,100
Average shares outstanding - Diluted                34,193,941       33,301,846       34,185,327       32,209,740       34,181,137
Return on common equity                                  24.26%           21.51%           23.08%           21.86%           22.99%
Return on assets                                          1.82%            1.73%            1.79%            1.75%            1.78%
Total Loan Production                             $  1,271,046     $    750,785     $  3,384,123     $  2,061,748     $  1,094,680